Exhibit 99.1

FOR IMMEDIATE RELEASE

ADA-ES JOINT VENTURE FINALIZES CONTRACT WITH NEW REFINED COAL INVESTOR

Contract provides upfront cash payment of $20M and expected annual operating income of more than $12M to the JV and eliminates $12M annual operating expense incurred by the JV while it operated the unit.

Highlands Ranch, CO- February 28, 2013- ADA-ES, Inc. (NASDAQ: ADES) (“ADA”) announced that Clean Coal Solutions, LLC (“CCS”), ADA’s joint venture (JV) with an affiliate of NexGen Resources Corporation, and an affiliate of The Goldman Sachs Group, Inc., has finalized the contract for a fifth Refined Coal (RC) facility with a new RC investor. The RC facility, which uses ADA’s M-45TM technology, is located at a power plant that has historically burned about three and a half million tons of coal per year. CCS has operated this facility for the past nine months during negotiation of definitive agreements and the restructuring of debt related to the power plant. During this period, the RC facility generated tax credits for the JV’s own use at a cost of approximately $1M per month to CCS. ADA expects to receive cash from the JV of approximately $10M as a result of the transaction, including previously deferred intercompany payments.

Dr. Michael D. Durham, President and CEO of ADA said, “We are very excited about completing this transaction with this new RC investor and look forward to a productive long-term relationship with them. As well, the transaction is generating significant cash flows for ADA and enabling us to provide a power generating customer with economic benefits resulting from the use of the technology, including decreased operating costs and decreased emissions of NOx and mercury.”

About ADA

ADA is a leader in clean coal technology and the associated specialty chemicals, serving the coal-fueled power plant industry. Our proprietary environmental technologies and specialty chemicals enable power plants to enhance existing air pollution control equipment, minimize mercury, CO2 and other emissions, maximize capacity, and improve operating efficiencies, to meet the challenges of existing and pending emission control regulations.

With respect to mercury emissions:

•

Through our consolidated subsidiary, Clean Coal Solutions, LLC (“CCS”), we provide our patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coals in cyclone boilers and our patent pending M-45™ and M-45-PC™ technologies for Circulating Fluidized Boilers and Pulverized Coal boilers respectively.

•	We supply Activated Carbon Injection (“ACI”) and Dry Sorbent Injection (“DSI”) systems, mercury measurement instrumentation, and related services.

•	Under an exclusive development and licensing agreement with Arch Coal, we are developing and commercializing an enhanced PRB coal with reduced emissions of mercury and other metals.

In addition, we are developing CO2 emissions technologies under projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding expected future RC projects and contracts, future income and cash flows, expected benefits for the RC customer and related matters. These statements are based on current expectations, estimates, projections, beliefs and assumptions of our management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, changes in laws, regulations and IRS interpretations or guidance, economic conditions and market demand; timing of laws, regulations and any legal challenges to or repeal of them; failure of the RC facilities to produce coal that qualifies for tax credits; termination of or amendments to the contracts for RC facilities; decreases in the production of RC; availability, cost of and demand for alternative tax credit vehicles and other technologies; technical and operational difficulties; availability of raw materials and equipment; loss of key personnel; intellectual property infringement claims from third parties; and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Contact:

Graham Mattison

Vice President, Investor Relations

(646) 319-1417

graham.mattison@adaes.com

www.adaes.com